SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 30, 2002
(Date of earliest event reported)

Rubio’s Restaurants, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)

000-26125 (Commission File Number)	33-0100303 (IRS Employer Identification No.)

1902 Wright Place, Suite 300
Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(760) 929-8226

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events.

On December 17, 2002, Loren C. Pannier was appointed to the board of directors of Rubio’s Restaurants, Inc. (the “Company”). Mr. Pannier’s appointment fills an existing vacancy on the Company’s board of directors for the class of directors whose term ends upon the 2005 annual meeting of the Company’s stockholders. Mr. Pannier was also appointed to serve as chairman of the Company’s audit committee and as its financial expert. To enable this appointment of an independent financial expert to the audit committee, Craig Andrews has resigned from the audit committee, but will retain his role as a director of the Company. Attached hereto as Exhibit 99.1 is a press release issued by the Company on December 26, 2002, relating to the appointment of Mr. Pannier.

Mr. Pannier will receive $3,000 for each quarterly meeting of the Company’s board of directors he attends and an additional annual payment of $3,000 for other services as a member of the board of directors, including attending additional meetings of the board of directors. Mr. Pannier also will receive an annual payment of $10,000 for his services as chairman of the Company’s audit committee and as its financial expert. Mr. Pannier will be reimbursed for reasonable expenses incurred in connection with serving as a director. In addition to the cash compensation described above, under the automatic option grant program in effect under the Company’s 1999 Stock Incentive Plan, Mr. Pannier received an automatic option grant to purchase 25,000 shares of the Company’s common stock at a per-share exercise price equal to $5.90, the per-share fair market value of the Company’s common stock on the grant date. This option is immediately exercisable and fully vested. In addition, on the date of each annual stockholders’ meeting in which Mr. Pannier is to continue to serve as a non-employee member of the Company’s board of directors, whether or not Mr. Pannier is standing for re-election at that particular annual meeting, Mr. Pannier will be granted an option to purchase 5,000 shares of the Company’s common stock, provided Mr. Pannier has served as a non-employee member of the Company’s board of directors for at least six months. Each grant to Mr. Pannier under the automatic option grant program will have a per-share exercise price equal to the per-share fair market value of the Company’s common stock on the grant date and will have a maximum term of ten years, subject to earlier termination should Mr. Pannier cease to serve as a member of the Company’s board of directors or immediately following the consummation of any merger or asset sale if the options are not assumed by the successor corporation.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

99.1	Press Release, dated December 26, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBIO’S RESTAURANTS, INC.

Date: December 30, 2002	By:	/s/ Sheri Miksa

Sheri Miksa President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 26, 2002.